EXHIBIT 99.2



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                                SUN BANCORP, INC.


               NEWS RELEASE NEWS RELEASE NEWS RELEASE NEWS RELEASE


                          ****FOR IMMEDIATE RELEASE****


          FOR MORE INFORMATION, CONTACT: Robert F. Mack (609) 691-7700


Vineland, NJ........June 4, 1997

         SUN BANCORP, INC. TO PURCHASE ELEVEN BANK OF NEW YORK BRANCHES

         Bernard A. Brown, Chairman, and Philip W. Koebig, III, Executive Vice President of Sun Bancorp, Inc., the Vineland New Jersey parent holding company of Sun National Bank, announced today that Sun National Bank has signed a definitive agreement to purchase eleven New Jersey branches from The Bank of New York. Six of the branches are located in Atlantic County, three in Mercer County and one each in Middlesex and Somerset Counties, New Jersey.
The branches have approximately $175 million in deposits.

         "We are pleased to have an opportunity to strengthen our presence in Atlantic and Mercer Counties and to expand into Middlesex and Somerset Counties," commented Brown. "When this transaction is complete, Sun will have thirty-nine financial service centers serving southern and central New Jersey," he added.

         Sun has developed a reputation for being a community bank that focuses on the needs of its customers," remarked Koebig, who also serves as President and Chief Executive Officer of Sun National Bank. "This is an exciting opportunity to offer our new customers the continuation of a wide range of products and services, while also giving them the personalized attention of a community bank. Also, we are pleased to announce that, once the transaction has been completed, branch employees will be retained by Sun."

         Koebig also commented that this is the seventh in a series of purchases during the past three years that have continued to fulfill Sun's strategic growth goals. During that period of time, the total assets of Sun will have grown from $113 million in 1994 to total assets in excess of $800 million following the completion of the transaction with The Bank of New York. The transaction is subject to regulatory approval and the raising of additional capital. It is expected to close during the fourth quarter of 1997.



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         Sun National Bank  currently has twenty  financial  service  centers in
Atlantic, Burlington, Cape May, Cumberland, Mercer an Ocean Counties, New Jersey, servicing the retail and commercial markets. Sun has previously announced the June, 1997 acquisition of four branches of First Union National Bank and the July, 1997 acquisition of three branches from Oritani Savings Bank, SLA.

         Sun Bancorp, Inc. common stock is listed on the Nasdaq Small Cap Market under the symbol SNBC. Its Trust Preferred Securities are listed on the Nasdaq National Market under the symbol SNBCP. Sun's deposits are insured by the F.D.I.C.